Exhibit 4.5

Share Pledge Agreement

This Share Pledge Agreement (hereinafter referred to as this “Agreement”) is entered into on this 1st of July, 2008 in Shanghai of China by and among:

Shanda Computer (Shanghai) Co., Ltd., located at Room 712-A, No. 625 Zhangjiang Road, Pudong New Area, Shanghai, hereinafter referred to as “Party A”; and

Chen Tian-qiao (ID Card No.: [XXX]), whose residence locates at [XXX], hereinafter referred to as “Party B”; and

Chen Da-nian (ID Card No.: [XXX]), whose residence locates at [XXX], hereinafter referred to as “Party C”.

Party A, Party B and Party C may hereinafter collectively referred to as the “Parties” and, individually referred to as the “Party”.

Whereas,

1.	Party A is a wholly foreign-owned enterprise incorporated and existing in the People' Republic of China (the “PRC”) according to law;

2.	Shanghai Shanda Networking Co., Ltd. (hereinafter referred to as the “Company”) is a limited liability company incorporated in the PRC;

3.
Party B and Party C are shareholders of the Company (hereinafter referred to as the “Pledgors”), holding 70% and 30% Share of the Company respectively, (100% Share of the Company being held by Party B and Party C are referred to as “Relevant Share” hereinafter);

4.
Party A and the Company entered into the Exclusive Concluding and Service Agreement on July 01, 2008; Party A, Party B and Party C, and the Company entered into the Assignment Agreement of Purchase Option and Cooperation Agreement, and the Business Operating Agreement on July 01, 2008;

5.
For ensuring Party A to charge the service fees under the Exclusive Consulting and Service Agreement from the Company owned by Party B and Party C, and ensuring the performance of the Assignment Agreement of Purchase Option and Cooperation Agreement, and the Business Operating Agreement, the Pledgors pledge all of its Share in the Company as the pledge security for the performance of the said agreements, in which Party A is the Pledgee.

NOW THEREFORE, the Parties have reached the following terms and conditions for mutual compliance on the principle of equal footing and mutual benefits through friendly negotiation:

1	Definitions

Unless otherwise specified in the context, the capitalized terms used in this Agreement shall have the meaning set forth below:

1.1	“Pledge Rights” shall mean the contents set forth in Section 2 hereof.

1.2	“Share” shall mean all Share being held by the Pledgors lawfully and all present and future rights and interests conferred on such Share.

1.3
“Each Agreement” shall mean the Exclusive Consulting and Service Agreement, the Assignment Agreement of Purchase Option and Cooperation Agreement, and the Business Operating Agreement dated on July 01, 2008 by and among Party A, the Company and other relevant parties.

1.4	“Breaching Events” shall mean any circumstances set forth in Section 7 hereof.

1.5	“Breaching Notice” shall mean the notice sent by Party A in accordance with this Agreement for declaring the Breaching Events.

2	Pledge

2.1	The Pledgors shall pledge all of their Share in the Company as the security in favor of Party A's rights and interests under Each Agreement.

2.2
The Share Pledge hereunder shall cover all fees (including legal costs), expenditures, losses, interests, liquidated damages, compensations, expenses for realization of creditor's rights, under Each Agreement, payable to Party A by the Company and/(or) the Pledgors, and the liabilities of the Company and the Pledgors to Party A when Each Agreement becomes invalid in whole or part for any reason.

2.3	The Pledge Rights hereunder shall mean that Party A is entitled to gain the considerations of the pledged Share with priority that may be disposed by discount, auction and disposition.

2.4	Unless otherwise expressly agreed in writing by Party A after this Agreement comes to effect, the Pledge hereunder can be released provided that the Company and the Pledgors have performed all of their obligations and liabilities under Each Agreement and Party A has accepted such performance in writing. In the event that the Company or the Pledgors fail to perform the whole or any part of its or their obligations or liabilities under such Each Agreement upon the expiration of the term of any such Each Agreement, Party A is still entitled to the Pledge Rights hereunder, unless and until the said obligations and liabilities are performed in a way satisfactory to Party A.

3	Validity

3.1
This Pledge Agreement comes to effect from the date when it is entered into by and among the Parties, and the Pledge Rights come to effect from the date when the Administration for Industry and Commerce completes the pledge registration.

3.2
In the event that the Company fails to pay the service fees or to perform any other provisions under the Exclusive Consulting and Service Agreement, or fails to perform any provision under the Business Operating Agreement or the Assignment Agreement of Purchase Option and Cooperation Agreement in the pledge period, Party A is entitled to exercise the Pledge Rights in accordance with this Agreement after giving a reasonable notice.

4	Possession and Safekeeping of Pledge Right Certificate

4.1
The Pledgors shall deliver their Shareholder Contribution Certificates (originals) in the Company to Party A within ten (10) business days from the date when this Agreement is entered into or on the other earlier date that has been agreed by the Parties, and submit Party A with the certificate showing that the Pledge hereunder has been registered on the Share Register, and complete all approval, registration and recording formalities required by the laws and regulations of the PRC, and submit the Share Pledge Registration Certificates that have been completed with the Administration for Industry and Commerce. For more information on the forms of the Shareholder Contribution Certificate and Share Register, please refer to the Appendix hereto.

4.2
In the event that the pledge recordings have been changed, and such changes shall be registered and recorded accordingly, Party B, Party C and Party A shall do so and submit relevant documents for recording such changes within five (5) business days from the date when such pledge recordings are changed.

4.3
The Pledgors shall order the Company not to allocate any dividends, bonus, or not to make any profit distribution plan in the Share Pledge period. In the event that the Pledgors are entitled to obtain any other economic benefits in respect of the pledged Share rather than the dividends, bonus or other profit distribution, they shall order the Company to remit relevant (realized) amount to the bank account designated by Party A at Party A's request. Without Party A's prior written consents, the Pledgors shall not use such amount at their own discretions.

4.4
In the event that the Pledgors subscribe the new registered capitals of the Company or acquire the Company's Share held by other pledgors (hereinafter referred to as the “New Additional Share” collectively) in the Share Pledge period, such New Additional Share shall become one part of the Share Pledge hereunder automatically. In such case, the Pledgors shall complete all formalities necessary to pledge the said New Additional Share within ten (10) business days after they obtain such New Additional Share. In the event that the Pledgors fail to complete relevant formalities subject to the foregoing provisions, Party A is entitled to exercise the Pledge Rights with immediate effect in accordance with Section 8 hereof.

5	Statements and Warranties of the Pledgors

The Pledgors shall state and warrant to Party A as follows as of the signature date of this Agreement, and shall acknowledge that the signature and performance of this Agreement by Party A is based on such statements and warranties:

5.1	The Pledgors are holding the Share hereunder according to law, and have the rights to pledge such Share in favor of Party A.

5.2
There is no legitimate claim or intervention from a third party when Party A exercises its rights or the Pledge Rights in accordance with this Agreement at any time in the period from the date when this Agreement is entered into to the time in which Party A enjoys the Pledge Rights in accordance with Section 2.4 hereof.

5.3	Party A is entitled to exercise the Pledge Rights through the methods specified by the laws, regulations and this Agreement.

5.4
The signature of this Agreement and the performance of the obligations hereunder by them have been authorized or approved necessarily by the Company and have been acknowledged by other shareholders, and shall not violate any applicable laws and regulations and the articles of association. Their signatories have been authorized to enter into this Agreement according to law acting as their authorized representatives.

5.5	There is no other encumbrance or secured right and benefit (including but not limited to the pledge) in favor of a third party against the Share being held by the Pledgors.

5.6
There is no pending civil, administrative or criminal suit or administrative penalty or arbitration in relation to the Share, or no civil, administrative or criminal suit or administrative penalty or arbitration that may arise in the future.

5.7	There is no due and outstanding tax, expense, or due and uncompleted legal proceeding or formality in relation to the Share.

5.8	All provisions hereof constitute their true intents and are binding upon them lawfully.

6	Undertakings of Pledgors

6.1	During the Term of this Agreement, the Pledgors shall undertake to Party A that they will:

6.1.1    Not assign the Share, nor create or allow existence of any other encumbrance or secured rights and benefits in favor of a third party that may affect the rights and benefits of Party A in any way without Party A's prior written consents, unless otherwise such Share is assigned to Party A or the person designated by it at the request of Party A;

6.1.2    Abide by all applicable laws and regulations, and show the notices, orders or suggestion to Party A within five (5) business days after they receive such notices, orders or suggestion from relevant competent authorities, and take actions subject to reasonable indication of Party A;

6.1.3    Notify Party A, on a timely basis, of any events or received notices that may affect the Share of the Pledgors or any rights thereon, or any events or received notices that may change any obligations of or affect the performance of the obligations of the Pledgors under this Agreement, and take actions subject to reasonable indication of Party A.

6.2	The Pledgors have undertaken that the exercise of the rights hereunder by Party A will not be interrupted or impaired by them or their successors or assigns or any other persons.

6.3
For protecting or enhancing the security against the obligations of the Pledgors and /or the Company under Each Agreement, the Pledgors have undertaken to Party A that they will make necessary modifications over their respective articles of association and the articles of association of the Company (if applicable), enter into all entitlement certificates and deeds requested by Party A in good faith, and cause other persons related to the Pledge Rights to do so, and/or perform the actions required by Party A and cause other related persons to do so, and provide convenience for the exercise of the Pledge Rights by Party A, and enter into all documents in relation to the change of the Share Certificate with Party A or any third party designated by it, and provide Party A with all necessary documents in relation to the Pledge Rights as Party A thinks fit within a reasonable period.

6.4
In favor of Party A's benefits, the Pledgors have undertaken to Party A that they will abide by and perform all of their promises, undertakings, agreements and statements. In the event that the Pledgors fail to perform their promises, undertakings, agreements and statements or do so incompletely, they shall indemnify all of Party A's losses arising therefrom.

7	Breaching Events

7.1	Any of the following events shall be deemed as the Breaching Events:

7.1.1    Any of the Company, its successors or assigns fails to pay any due amount in full under Each Agreement within the agreed period, or any of the Pledgors, their successors or assigns fails to perform its obligations under the Business Operating Agreement, the Assignment Agreement of Purchase Option and Cooperation Agreement, and the Exclusive Consulting and Service Agreement;

7.1.2    Any of the statements, promises or undertakings of the Pledgors under Section 5 and 6 hereof is materially misleading or wrong, and/or there exist other actions in violation of the statements, promises or undertakings of the Pledgors under Section 5 and 6 hereof;

7.1.3    The Pledgors have violated any provisions hereof materially;

7.1.4    The Pledgors have waived the pledged Share or assigned such pledged Share at its own discretions without Party A's prior written consents, unless otherwise specified in Section 6.1.1;

7.1.5    Any borrowings, security, indemnifications, undertakings or other liabilities of the Pledgors are required to be repaid or performed earlier due to their breaches, or the same are due but cannot be repaid or performed, which makes Party A deem that the capabilities of the Pledgors to perform their obligations hereunder have been affected adversely, and in turn its benefits may be affected;

7.1.6    The Pledgors cannot repay their general obligations or other owed money, which in turn affects Party A's benefits;

7.1.7    This Agreement becomes invalid or the Pledgors cannot perform their obligations hereunder further due to the promulgation of relevant new laws;

7.1.8    The consents, permits, approvals or authorizations of any governmental authorities, which are necessary to the enforcement, legitimacy or validity of this Agreement, have been withdrawn, suspended, expired or modified materially;

7.1.9    The adverse changes of the properties owned by the Pledgors make Party A deem that the capabilities of the Pledgors to perform their obligations hereunder have been affected adversely;

7.1.10      Other circumstances in which Party A cannot dispose the Pledge Rights hereunder in accordance with the laws and regulations.

7.2
In the event that the Pledgors are aware of any matter specified in Section 7.1 or any other events that may cause the such matters arisen, they shall inform Party A in writing of such matters or events forthwith.

7.3
Unless otherwise the breaches specified in Section 7.1 above have been settled to the satisfactory of Party A, Party A may send a written Breaching Notice to the Pledgors at any time when or after such breaches arise, and request the Pledgors to repay the owed money and other receivables immediately or perform the Assignment Agreement of Purchase Option and Cooperation Agreement, and the Business Operating Agreement forthwith. In the event that the Pledgors or the Company have failed to correct their breaches or make necessary remedies within ten (10) days after the said written notice is sent, Party A is entitled to exercise the Pledge Rights hereunder in accordance with Section 8 hereof.

8	Exercise of Pledge Rights

8.1	The Pledgors shall not assign the Share without Party A's prior written consents before the fees and obligations under Each Agreement are paid and performed.

8.2	Party A shall send the Breaching Notice to the Pledgors in accordance with Section 7.3 hereof when it exercises the Pledge Rights hereunder.

8.3	Subject to Section 7.3 hereof, Party A may exercise the Pledge Rights at any time after it sends the Breaching Notice in accordance with Section 7.3 hereof.

8.4	Party A is entitled to gain the considerations of the pledged Share hereunder or any part of it that may be disposed by discount, auction and disposition with priority in accordance with the legal proceedings, unless and until any outstanding service fees and any other payables under Each Agreement are offset, and the obligations under the Assignment Agreement of Purchase Option and Cooperation Agreement, the Business Operating Agreement are performed in full.

8.5	When Party A exercises the Pledge Rights hereunder, the Pledgors shall not interrupt such exercise, and shall give necessary assistance for the exercise of the Pledge Rights by Party A.

9	Assignment

9.1	Without Party A's prior written consents, the Pledgors shall not assign any of their rights and/or obligations hereunder to a third party.

9.2	This Agreement shall be binding upon the Pledgors and their successors, and inure to the benefit of Party A and its successors or assigns.

9.3
Party A may at any time assign all or any part of its rights or obligations hereunder to any third party designated by it. In such case, such third party shall enjoy and bear Party A's rights and obligations hereunder. When Party A assigns its rights and obligations under Each Agreement, the Pledgors shall enter into the agreements and/or documents in relation to such assignment at Party A's request.

9.4
In the event that the Pledgors are replaced by virtue of the said assignment, the parties to the new pledge shall enter into a new pledge agreement, and the Pledgors shall be responsible for completing all relevant registration formalities.

10	Commission Charge and Other Fees

10.1
Any fees and out-of-pockets in relation to this Agreement, including but not limited to legal fees, production costs, stamp duties and any other taxes and fees, shall be borne by Party A and Party B in 50:50.

11	Force Majeure

11.1
When the performance of this Agreement is delayed or interrupted due to any Force Majeure Events, the Party so affected (the “Affected Party”) shall be excused from such delayed or interrupted performance. The “Force Majeure Events” shall mean any events beyond the reasonable controls of the Affected Party, which are unavoidable even if the Affected Party takes a reasonable care, including but not limited to the governmental acts, Act of God, fires, explosion, geographic variation, storms, floods, earthquakes, morning and evening tides, lightning or wars. However, any insufficiency of credits, funds or financing shall not be deemed as the events beyond reasonable controls of the Affected Party. The Affected Party seeking for the exemption of any performance under this Agreement or any provision hereof shall inform the other Party of such exemption and its proposed measures for making further performance as soon as practicable.

11.2
The Affected Party shall be excused from any liability hereunder provided always that it has tried its best efforts to perform this Agreement. However, the exempted liabilities shall be subject to such delayed or interrupted performance. Once the causations for the said exemption are corrected or remedied, each Party shall try its best efforts to recover the performance of this Agreement.

12	Governing Law and Dispute Resolution

12.1	The conclusion, validity and performance of, interpretation to and dispute resolution in relation to this Agreement shall be governed and interpreted by the laws of the PRC.

12.2
Any dispute arising out of the interpretation to or performance of this Agreement shall be resolved through friendly negotiation by the Parties; if not reached, any Party may submit such dispute to the China International Economic and Trade Arbitration Commission Shanghai Commission (“CIETACSC”) according to the Rules of CIETACSC. Such arbitration shall be carried out in Shanghai. The language in the arbitration proceedings shall be Chinese. The awards are final and binding upon the Parties.

12.3	Save for the matters under disputes, the Parties shall continue to perform their respective obligations in good faith in accordance with this Agreement.

13	Notices

13.1
All notices and correspondences to or upon each Party to be effective for the performance of the rights and obligations hereunder shall be in writing, and shall be sent to the following addresses of the other Parties by personal delivery, registered mail, postage prepaid mail, generally accepted courier service or fax.

Party A: Shanda Computer (Shanghai) Co., Ltd.
Address: Room 712-A, No. 625 Zhangjiang Road, Pudong New Area, Shanghai

Party B: Chen Tian-qiao
Address: [XXX]

Party C: Chen Da-nian

Address: [XXX]

13.2	Any notice and correspondence shall be deemed to be served as follows:

13.2.1
If it is sent by fax, it shall be deemed to be served on the recording date on the faxed copy. However, if it is sent after 17:00 P.M. on a business day or on a non-business day of the addressee, it shall be deemed to be served on the next business day following the recording date on the faxed copy;

13.2.2	If it is sent by personal delivery (including the express mail service), the date when it is signed and accepted shall prevail;

13.2.3	If it is sent by registered mail, the 15th day following the date recorded on the return receipt shall prevail.

14	Appendix

Any appendix to this Agreement shall be integral to it.

15	Waiver

Any failure or delay to exercise any of its rights, remedies, powers or privileges hereunder by Party A shall not constitute a waiver of such rights, remedies, powers or privileges by Party A. Any single or partial exercise of any of its rights, remedies, powers or privileges hereunder by Party A shall not affect the exercise of any other rights, remedies, powers or privileges hereunder by Party A. The rights, remedies, powers or privileges hereunder are accumulative without any prejudices to any rights, remedies, powers or privileges specified by any laws and regulations.

16	Miscellaneous

16.1	Any amendments, supplements or alterations to this Agreement shall be made in writing, which can come to effect after they are entered into and sealed (if applicable) by the Parties.

16.2
The Parties hereby confirm that this Agreement constitutes the fair and reasonable agreements by and between them on the basis of equal footing and mutual benefits. In the event that any provision hereof becomes invalid or unenforceable because such provision conflicts with relevant laws, such provision shall be void and null or unenforceable under the applicable laws, but shall not affect the validity and enforcement of the remaining provisions of this Agreement.

16.3	Party B and Party C have undertaken that any provision herein is binding upon them lawfully, irrespective of any change of the Company's Share held by Party B and Party C respectively in the future, and that this Agreement shall be applicable to all of the Company's Share to be held by Party B and Party C for the time being.

16.4	This Agreement is made in Chinese with two (2) originals.

[No Text Follow, Signature Page for Share Pledge Agreement Follow]

Party A: Shanda Computer (Shanghai) Co., Ltd.

Legal Representative/Authorized Representative:______________

Title: ________________

Date: _____MM _____DD _____YY

Party B: Chen Tian-qiao (Sign)

Date: _____MM _____DD _____YY

Party C: Chen Da-nian (Sign)

Date: _____MM _____DD _____YY

Appendix:

1. Share Register of Company

Share Register of Shanghai Shanda Networking Development Co., Ltd.

Company's Shareholders

Name of Shareholder	ID Card No.	Address	Contribution	Ratio	Note
Chen Tian-qiao	[XXX]	[XXX]	RMB 14 Million	70%	Pledged
Chen Da-nian	[XXX]	[XXX]	RMB 6 Million	30%	Pledged

It is hereby verified that Chen Tian-qiao, the shareholder of the Company, has pledged 70% Share of the Company to Shanda Computer (Shanghai) Co., Ltd.

It is hereby verified that Chen Da-nian, the shareholder of the Company, has pledged 30% Share of the Company to Shanda Computer (Shanghai) Co., Ltd.

Shanghai Shanda Networking Development Co., Ltd.
(Seal)

Chen Tian-qiao
Sign and Seal:

Chen Da-nian
Sign and Seal:

Date: __________   MM ______    DD ______  YY ______

2. Shareholder Contribution Certificate

Shareholder Contribution Certificate of Shanghai Shanda Networking Development Co., Ltd.

Name of Company: Shanghai Shanda Networking Development Co., Ltd.

Incorporation Date of Company: December 29, 1999

Registered Capital of Company: RMB 20 Million

Name of Shareholder:

Contribution:

Contribution Method:

Contribution Date: [●] 2008

Sealed by Company:

Issuance Date:   MM  DD  YY